Exhibit 99.1

For more information contact:

Roger E. Gower, President/CEO

(651) 697-4000

Michelle Sprunck, Investor Relations

(651) 697-4000

MCT INCREASES 2ND QUARTER REVENUE FORECAST

St. Paul, Minnesota. (July 13, 2006) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today increased revenue forecasts for its second fiscal quarter ended July 1, 2006. Revenues previously forecasted to be in the range of $2.4 million to $2.8 million are now expected to exceed $3.6 million.

MCT’s Chief Executive Officer, Roger E. Gower, commented,  “Incoming orders continued to be very strong throughout the second quarter, resulting in an increase in revenue of over 50% from the first quarter of 2006, and a solid backlog going into the third quarter of 2006.”

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry. MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process. MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide. MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia. MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2005 and quarter ending April 1, 2006.